PRIVATE AND CONFIDENTIAL

July 26, 2006

Mr. Amit Haller
President & Chief Executive Officer
Mr. Gideon Barak
Chairman
IXI Mobile, Inc.
275 Shoreline Drive #505
Redwood City, CA 94065

Mr. Israel Frieder
Chairman
Israel Technology Acquisition Corp.
7 Gush Etzion, 3rd Floor
Givaat Shmuel, Israel 54030

Dear Messrs. Haller, Barak and Frieder:

We are pleased to propose that IXI Mobile, Inc (“IXI”) and Israel Technology Acquisition Corp. (“ITAC” and together with IXI, the “Company”) engage Maxim Group LLC (“Maxim”) and Early Bird Capital, Inc. (“Early Bird” and together with Maxim, the “Advisors”), as financial advisors. The principal elements of this letter agreement (“Agreement”) between the Advisors and the Company are:

1.	Services to be rendered: The services that the Advisors will render to the Company, at the Company’s request under the terms of this Agreement, will include the following:

i)
The Advisors shall work closely with the Company’s management team and the management team of ITAC (“ITAC”) to market the proposed merger of IXI and ITAC (“Merger”), including, but not limited to the review of any presentation and marketing materials and other materials developed by the Company and used presentations regarding the Company and/or the Merger to investment communities and organizing presentations for institutional investors as well as retail road shows (the “Services”).

2. Compensation.

a)	Simultaneous to the consummation and closing (i.e. receipt of the ITAC trust funds) of the Merger, the Company agrees to pay to the Advisors the following as compensation for the Services:

July 26, 2006

i)	$700,000 in cash (the “Cash Payment”);

ii)	36,000 shares of common stock par value $0.01 of ITAC (the “ITAC Shares”); and

iii)
warrants to purchase 100,000 common stock shares of ITAC. The warrants issued to Advisors shall be identical in terms to the terms of the warrant issued to investors in the ITAC initial public offering (the “ITAC Warrants” and together with the Cash Payment and the ITAC Shares, the “Advisory Payment”).

b)
The Company will include the ITAC Shares and the ITAC Warrants (including the shares of ITAC common stock underlying the ITAC Warrants) in the initial filing of the registration statement on Form S-4 which ITAC plans to file in connection with the Merger (the “Merger Registration Statement”). The Company shall use their commercially reasonable efforts to register the ITAC Shares and the ITAC Warrants (including the shares of ITAC common stock underlying the ITAC Warrants) so long as the Securities and Exchange Commission does not object to the inclusion of such securities in the Merger Registration Statement. In the event that the ITAC Shares and the ITAC Warrants are not included in the Merger Registration Statement, the Company shall grant to the Advisors registration rights similar to those granted to holders of the unit purchase options granted by ITAC in connection with its initial public offering.

c)	The Advisory Payment shall be divided between the Advisors and in accordance to their written instructions to the Company, to be signed by both Advisors.

d)	It is the explicit understanding of the parties that prior to consummation the Merger, no payment of any kind shall be due to the Advisors pursuant to the terms of this Agreement.

e)
In no case will any fee obligations of the Company to any other financial advisor or any other person in connection with this transaction reduce the fees owed by the Company to the Advisors under this Agreement.

3. Term of Agreement. The term of this agreement shall be until the earlier to occur of the following: (a) the consummation of the Merger, or (b) the Merger is rejected by ITAC’s stockholders or otherwise fails to become effective, or (c) twelve (12) months after the date of execution of this Agreement Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of Sections 4, 5, 6, 7, 8, 9 10, 11. 12 and 13 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), shall survive the termination of this Agreement.

July 26, 2006

4. Indemnity. The Company agrees to indemnify and hold harmless the Advisors, including any affiliated companies, and their respective officers, directors, controlling persons and employees and any persons retained in connection with this Agreement in accordance with the terms set forth in Exhibit A of this letter (the “Indemnification Provisions”).

5. Waiver of Claims against the Trust. The Advisors have read ITAC's final prospectus, dated July 12, 2005, and understands that ITAC has established a trust fund ("Trust Fund"), in an amount of $33,812,870 as of March 31, 2006, for the benefit of ITAC's public stockholders and that ITAC may disburse monies from the Trust Fund only (i) to its public stockholders in the event they elect to convert their shares or upon ITAC's liquidation or (ii) to ITAC after it consummates a business combination. For and in consideration of ITAC executing this Agreement, the Advisors, by executing this Agreement, hereby agree that they does not have any right, title, interest or claim of any kind in or to any monies in the Trust Fund ("Claim") and waives any Claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with ITAC and will not seek recourse against the Trust Fund for any reason whatsoever. For the avoidance of doubt, this Section 5 shall not in any event be construed to constitute a waiver of any claim by the Advisors against ITAC in the event that the Merger is consummated. This provision shall survive termination of this Agreement for any reason whatsoever.

6. Entire Agreement and Governing Law. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the State of New York. The Company and the Advisors each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and the Advisors further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action or proceeding.

7. Notice. All notices provided hereunder shall be given in writing and either delivered by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission. If notice is provided to Maxim, to Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, New York, 10174, Attention: Clifford Teller, with and additional copy sent to James E. Siegel, Esq., Assistant General Counsel, Fax No. (212) 895-3588, and if to Early Bird Capital, Inc., Attention: Mr. Steven Levine, 275 Madison Avenue, Suite 1203, and if to the Company Attention: Mr. Gideon Barak, at 275 Shoreline Drive, #505, Redwood City, CA 94065, Fax No.+972-9-7476600.Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

July 26, 2006

8. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

9. Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

10. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither the Advisors nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

11. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that the Advisors are not being engaged as, and shall not be deemed to be, agents or fiduciaries of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of the Advisors hereunder, all of which are hereby expressly waived.

12. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

13. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

(Signature page to follow)

July 26, 2006

If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to us the enclosed copy of this letter. We look forward to working with you and the rest of IXI’s management.

Sincerely,

Frank J. Argenziano
Senior Vice-President

Maxim Group LLC

By:	/s/ Frank J. Argenziano	Date: July 26, 2006
Frank J. Argenziano
Senior Vice-President

By:	/s/ Clifford A. Teller	Date: July 26, 2006
Clifford A. Teller
Director of Investment Banking

Early Bird Capital, Inc.

By:	/s/ Steven Levine	Date: July 26, 2006
Steven Levine
Managing Director

IXI Mobile, Inc.

By:	/s/ Gideon Barak	Date: July 26, 2006
Gideon Barak
Chairman

Israel Technology Acquisition Corp.

By:	/s/ Israel Frieder	Date: July 26, 2006
Israel Frieder
Chairman